PRICING SUPPLEMENT NO.  3    DATED October 16, 1998            Rule 424(b)(2)
                      -------      ----------------
(To Prospectus Dated December 9, 1994)
                                                               File No. 33-55861


                                SCANA CORPORATION
                           Medium-Term Notes, Series B
               Due from Nine Months to 30 Years From Date of Issue


Principal Amount:  $115,000,000       Original Issue Date: October 23, 1998

Issue Price:                 100.00%  Maturity Date:   October 23, 2008
            -----------------------                 -------------------------

Net Proceeds to Company:   99.375%     X  Book Entry Note

                                          Certificated Note

    X   Agent. Agent's Commission:         0.625%

        Principal. Underwriting Discount:       %


Redemption by Company (check one):

        X No. The Notes are not subject to redemption.

            Yes.  The Notes are subject to redemption as follows:

                  Redemption Date(s):

                  Redemption Price(s):

                  Initial Redemption Date:


Optional Repayment at Option of Holder (if applicable, check one):

        X No. The Notes are not subject to repayment.

            Yes.  The Holder may elect repayment as follows:

                  Optional Repayment Date(s):

                  Optional Repayment Price(s):

                  Provisions:


Interest (check one):

        X Fixed Rate Note. If this box is checked, the interest rate on the Notes shall be 5.81% per annum.

           Floating Rate Note.  If this box is checked the Initial Interest
           Rate on the Notes shall be          %.


Initial Interest Payment Period: October 23, 1998 to April 1, 1999

Interest Payment Dates:          April 1 and October 1
                       --------------------------------------------

Record Dates:                    March 16 and September 15
             -----------------------------------------------------

                            PaineWebber Incorporated
                           Credit Suisse First Boston
                      NationsBanc Montgomery Securities LLC